FOR IMMEDIATE RELEASE

FERC Ruling Advances Green Power Express
Favorable decision on rate incentives paves way for next steps

NOVI, Mich., April 13, 2009 – In a decision that supports renewable wind resources becoming an important part of supplying the nation’s electric energy needs, the Federal Energy Regulatory Commission (FERC) approved Green Power Express LP’s request for favorable transmission investment incentives. It also authorized the establishment of a regulatory asset for development and pre-construction costs. These approvals will enable the partnership to pursue the development of its proposed, multi-state Green Power Express Project.

Green Power Express, LP is a limited partnership formed by ITC Holdings Corp. (ITC) to develop and build the Green Power Express Project. The Green Power Express Project is a network of transmission lines that will transport 12,000 megawatts of power from wind-abundant areas of the Upper Midwest to Midwestern and Eastern states that demand clean, renewable energy. The Project addresses the severe lack of electric transmission infrastructure needed to integrate wind energy onto the nation’s electricity grid.

“This is an exciting step in the process of connecting clean, renewable energy sources from wind-rich areas to urban locations where it is needed,” said Joseph L. Welch, chairman, president and CEO of ITC. “We are pleased that FERC recognizes the importance of investing in the nation’s high voltage transmission grid as a mechanism to support renewables and we look forward to working with the Midwest Independent Transmission System Operator, Inc. (Midwest ISO) and all federal and state stakeholders on the development of this project.”

ITC, through Green Power Express LP, will now seek Midwest ISO review of the seven-state project and pursue a cost allocation mechanism that factors its far reaching benefits into account.

FERC found that the Green Power Express Project is “not routine by any measure” and is eligible for transmission investment incentives because it will provide significant benefits like greatly improved transfer capability and access to wind generation. The order grants approval of an incentive return on common equity of 12.38 percent;; deferred recovery for start-up, development and pre-construction costs through the creation of regulatory assets; inclusion of 100 percent of construction work in progress in rate base; abandoned plant treatment; and use of a hypothetical capital structure comprised of 60 percent equity and 40 percent debt until any portion of the Project is placed in service.

The FERC order conditionally accepted Green Power Express, LP’s proposed formula rate tariff sheets, subject to refund, and set them for hearing and settlement judge procedures. The approved transmission investment incentives and return on equity were specifically excluded from any hearing process.

The Green Power Express Project will traverse portions of North Dakota, South Dakota, Minnesota, Iowa, Wisconsin, Illinois and Indiana and include approximately 3,000 miles of extra high-voltage (765 kilovolt) transmission. The entire project is currently estimated to cost approximately $10-12 billion and will reduce congestion, improve transmission reliability, and strengthen the nation’s aging electricity infrastructure.

As ITC continues to work with wind developers and other local utilities in the region to identify their needs and project impacts, there may be additional lines and stations identified that would effectively accumulate the available wind generation within the region.

The Green Power Express is one facet of ITC’s broader efforts to develop and build a high voltage transmission grid that supports the nation’s renewable energy goals, addresses growing energy demands, and eliminates costly inefficiencies. ITC is urging Congress to update the rules that govern transmission development to allow such investments to move forward in time to meet growing demand.

“The Green Power Express Project will be a crucial tool for connecting abundant wind power with the population centers that demand it,” said Welch, “We are confident that the FERC will continue to work with ITC to make this historic and ambitious project a reality.”

About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company (METC) and ITC Midwest, ITC operates contiguous, regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri, serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)

Safe Harbor Statement and Legal Disclaimer
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in this press release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise. (itc-ITC)

# # #

Investor/Analyst Contact:	Media Contact:
Pat Wenzel 248-946-3570 pwenzel@itc-holdings.com	Cheryl Eberwein 248-767-1068 ceberwein@itctransco.com